Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 14, 2018, by and between Tsontcho Ianchulev, Curt LaBelle and Private Medical Equity, Inc., a Nevada corporation (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stock, $0.0001 par value per share, of Eyenovia Inc. Each Party hereto agrees that the Schedule 13D, dated February 14, 2018, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 14, 2018	/s/ Tsontcho Ianchulev
Tsontcho Ianchulev

Date: February 14, 2018	/s/ Curt LaBelle
Curt LaBelle

Date: February 14, 2018	Private Medical Equity, Inc.

	By:	/s/ Tsontcho Ianchulev
Name: Tsontcho Ianchulev
Title: Member